Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER 2024 FINANCIAL RESULTS

WARSAW, N.Y., October 24, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the third quarter ended September 30, 2024.

Net income was $13.5 million in the third quarter of 2024, compared to $25.6 million in the second quarter of 2024 and $14.0 million in the third quarter of 2023. After preferred dividends, net income available to common shareholders was $13.1 million, or $0.84 per diluted share, in the third quarter of 2024, compared to $25.3 million, or $1.62 per diluted share, in the second quarter of 2024, and $13.7 million, or $0.88 per diluted share, in the third quarter of 2023. Third quarter 2024 results included $384 thousand of professional services expenses attributed to the deposit-related fraud event disclosed in March 2024 that occurred in the first quarter of 2024. The Company's second quarter 2024 financial results benefited from a $13.5 million pre-tax gain associated with its previously disclosed insurance subsidiary asset sale, and also included $371 thousand of professional services expenses related to the fraud event that were partially offset by a recovery of $143 thousand. The Company recorded a provision for credit losses of $3.1 million in the current quarter, compared to a provision of $2.0 million in the linked quarter and a provision of $1.0 million in the prior year quarter.

Third Quarter 2024 Key Results:

•
Net interest margin was 2.89% for the third quarter of 2024, up two basis points compared to the second quarter of 2024, while net interest income of $40.7 million decreased by $512 thousand, or 1.2%, from the linked quarter.
•
Noninterest income was $9.4 million for the current quarter, compared to $24.0 million in the linked quarter, when results benefited from a $13.5 million pre-tax gain associated with the Company's insurance subsidiary asset sale.
•
Total deposits were $5.31 billion at September 30, 2024, up $173.3 million, or 3.4%, from June 30, 2024, driven by seasonality and new business in our public deposit portfolio and non-public deposit growth. Deposits were relatively flat with September 30, 2023, as a $313.3 million reduction in brokered deposits largely offset year-over-year growth in non-public and public deposits.
•
Total loans were $4.40 billion at September 30, 2024, reflecting a decrease of $58.5 million, or 1.3%, from June 30, 2024 and a decrease of $28.2 million, or 0.6%, from September 30, 2023.
•
Noninterest expense of $32.5 million for the current quarter was down $551 thousand, or 1.7%, from the second quarter of 2024 and down $2.3 million, or 6.5%, from the third quarter of 2023.
•
Regulatory and tangible capital ratios continued to expand on a linked quarter and year-over-year basis.
•
The Company maintained solid credit quality metrics, as measured by annualized net charge-offs to average loans of 0.15% for the current quarter, compared to 0.10% in the linked quarter and 0.14%, in the third quarter of 2023.

"Our third quarter results were highlighted by strong deposit growth, incremental net interest margin expansion, solid expense management, and continued build in our regulatory and tangible capital ratios. We remain very focused on driving sustainable growth across each of our retail banking, commercial banking and wealth management business lines. Supporting that focus is our strategic decision to begin to wind-down our Banking-as-a-Service, or BaaS, offerings, announced in September," said President and Chief Executive Officer Martin K. Birmingham.

"While total loans were down during the quarter, as growth in commercial mortgage and stability in residential loans and lines were offset by declines in commercial business and consumer indirect loans, we continue to see excellent opportunity in our geographic markets to drive credit-disciplined loan growth. Our regulatory and tangible capital positions further improved during the quarter, including a common equity tier 1 ratio of 10.28%, up 25 basis points from June 30, 2024 and up 102 basis points from September

30, 2023. Tangible common book value per share(1) grew by 8% and 32% from the end of the linked and year-ago quarters, respectively," Mr. Birmingham added.

Chief Financial Officer and Treasurer W. Jack Plants II commented, "We saw further margin expansion on a linked quarter basis and our ability to drive solid deposit growth provided us with capacity to further reduce short-term borrowings during the quarter. From a credit perspective, we did move one commercial relationship to non-performing status during the third quarter, which drove the increase in non-performing assets as compared to June 30, 2024. We remain very confident in the overall health of our loan portfolio and we are comfortable with our reserve levels, as our allowance for credit losses on loans to total loans ratio expanded two basis points during the third quarter to 1.01%. As of September 30, 2024, we have approximately $1.4 billion in available liquidity and more than $1.1 billion in cash flow anticipated in the next 12 months."

Orderly Wind Down of BaaS Offerings

On September 16, 2024, the Company announced its intent to begin an orderly wind down of its BaaS offerings, following a careful review by the Company’s executive management and the Board of Directors undertaken in conjunction with its annual strategic planning process. As of September 30, 2024, deposits and loans related to the Bank's BaaS offerings totaled $103 million and $29 million, respectively. The Company continues to preliminarily target completion of the wind down sometime in 2025.

Net Interest Income and Net Interest Margin

Net interest income was $40.7 million for the third quarter of 2024, a decrease of $512 thousand from the second quarter of 2024, of which $439 thousand was attributable to the impact of the increase in non-performing loans, partially offset by lower funding costs as a result of the Company's reduction of short term borrowings and brokered deposits, and a decrease of $1.0 million from the third quarter of 2023 due primarily to higher funding costs on a year-over-year basis.

Average interest-earning assets for the current quarter were $5.61 billion, a decrease of $154.2 million from the second quarter of 2024 due to an $84.6 million decrease in the average balance of Federal Reserve interest-earning cash, a $47.8 million decrease in the average balance of investment securities and a $21.8 million decrease in average loans. Average interest-earning assets for the current quarter were $92.4 million lower than the third quarter of 2023 due to an $83.5 million decrease in the average balance of investment securities and a $13.2 million decrease in the average balance of Federal Reserve interest-earning cash, partially offset by a $4.3 million increase in average loans.

Average interest-bearing liabilities for the current quarter were $4.40 billion, a decrease of $148.3 million from the second quarter of 2024, primarily due to a $97.8 million decrease in average savings and money market deposits, a $49.6 million decrease in average interest-bearing demand deposits, and an $11.0 million decrease in average short-term borrowings, partially offset by a $10.1 million increase in average time deposits. Average interest-bearing liabilities for the third quarter of 2024 were $27.2 million lower than the year-ago quarter primarily due to a $93.4 million decrease in average short-term borrowings, a $75.2 million decrease in average interest-bearing demand deposits, and a $48.3 million decrease in average time deposits, partially offset by a $189.7 million increase in average savings and money market account deposits.

Net interest margin was 2.89% in the current quarter, 2.87% in the second quarter of 2024, and 2.91% in the third quarter of 2023. The linked quarter expansion was due to an increase in the average yield on interest-earning assets, which was partially offset by an increase in the overall cost of funds. The year-over-year decline primarily was a result of higher funding costs amid the current high interest rate environment, partially offset by an increase in the average yield on interest-earning assets.

Noninterest Income

Noninterest income was $9.4 million for the third quarter of 2024, a decrease of $14.6 million from the second quarter of 2024 and a decrease of $1.0 million from the third quarter of 2023.

•
The Company's sale of the assets of its insurance subsidiary generated a net gain of $13.5 million in the second quarter of 2024 and an additional gain on sale adjustment of $138 thousand in the third quarter of 2024. Given the April 1, 2024 transaction close, insurance income in the third quarter of 2024 was $3 thousand, compared to $4 thousand and $1.7 million in the linked and year-ago periods, respectively.
•
Investment advisory income of $2.8 million was relatively flat with the second quarter of 2024 and up $253 thousand, or 9.9%, from the third quarter of 2023. The variance from the prior year period was largely due to a market-driven increase in assets under management in addition to business development.
•
Income from company owned life insurance of $1.4 million was $44 thousand higher than the second quarter of 2024 and $377 thousand higher than the third quarter of 2023. The year-over-year increase was due to a higher crediting rate on proceeds deployed during the previously disclosed surrender and redeploy strategy executed in the fourth quarter of 2023.

•
Income from investments in limited partnerships of $400 thousand was $403 thousand lower than the second quarter of 2024 and flat with the third quarter of 2023. The Company previously made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $212 thousand in the current quarter, $377 thousand in the second quarter of 2024 and $219 thousand in the third quarter of 2023. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
A net loss on tax credit investments of $170 thousand was recognized in the current quarter related to tax credit investments placed in service in the current and prior quarters. This compares to a net gain of $406 thousand and a net loss of $333 thousand in the second quarter of 2024 and third quarter of 2023, respectively.

Noninterest Expense

Noninterest expense was $32.5 million in the third quarter of 2024 compared to $33.0 million in the second quarter of 2024 and $34.7 million in the third quarter of 2023.

•
Salaries and employee benefits expense of $15.9 million was $131 thousand higher than the second quarter of 2024 and $2.3 million lower than the third quarter of 2023. The decrease from the third quarter of 2023 was due to a combination of the previously mentioned insurance agency asset sale and the Company's previously disclosed fourth quarter 2023 leadership and organizational changes, which reduced salaries and wages between periods.
•
Occupancy and equipment expenses of $3.4 million were $78 thousand and $421 thousand lower than the linked and year-ago quarter, respectively. The year-over-year variance was due in part to the timing of equipment purchases.
•
Professional services expenses of $2.0 million were $171 thousand higher than the second quarter of 2024 and $889 thousand higher than the third quarter of 2023. Both the linked quarter and year-over-year variances were primarily attributable to legal expenses incurred in the second and third quarters of 2024 related to the Company's previously disclosed fraud event.
•
Computer and data processing expense of $5.4 million was relatively flat with the second quarter of 2024 and $246 thousand higher than the third quarter of 2023, with the year-over-year variance due in part to an increase in digital banking expenses attributable to increased usage along with the Company’s investments in data efficiency and marketing technology.

Income Taxes

Income tax expense was $1.1 million for the third quarter of 2024 compared to $4.5 million in the second quarter of 2024, and $2.4 million in the third quarter of 2023. The higher level of income tax expense incurred during the second quarter of 2024 was due to a higher level of pre-tax income, reflecting the previously mentioned gain related to our insurance subsidiary asset sale. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized which resulted in income tax expense reductions of $1.3 million in both the third and second quarters of 2024, and $731 thousand in the third quarter of 2023.

The effective tax rate was 7.4% for the third quarter of 2024, 15.0% for the second quarter of 2024, and 14.8% for the third quarter of 2023. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.16 billion at September 30, 2024, up $24.5 million from June 30, 2024, and up $16.2 million from September 30, 2023.

Investment securities were $1.01 billion at September 30, 2024, up $8.2 million from June 30, 2024, and down $324 thousand from September 30, 2023.

Total loans were $4.40 billion at September 30, 2024, a decrease of $58.5 million, or 1.3%, from June 30, 2024, and a decrease of $28.2 million, or 0.6%, from September 30, 2023.

•
Commercial business loans totaled $654.5 million at September 30, 2024, down $59.4 million, or 8.3%, from June 30, 2024, and down $57.0 million, or 8.0%, from September 30, 2023.

•
Commercial mortgage loans totaled $2.11 billion at September 30, 2024, up $19.8 million, or 0.9%, from June 30, 2024, and up $120.4 million, or 6.1%, from September 30, 2023.
•
Residential real estate loans totaled $648.2 million at September 30, 2024, up $566 thousand, or 0.1%, from June 30, 2024, and up $13.0 million, or 2.1%, from September 30, 2023.
•
Consumer indirect loans totaled $874.7 million at September 30, 2024, down $19.9 million, or 2.2%, from June 30, 2024, and down $107.5 million, or 10.9%, from September 30, 2023.

Total deposits were $5.31 billion at September 30, 2024, up $173.3 million, or 3.4%, from June 30, 2024, and down $9.4 million, or 0.2%, from September 30, 2023. The increase from June 30, 2024 was due to an increase in public deposits, which was partly driven by seasonality, as well as an increase in nonpublic deposits, partly offset by a decline in reciprocal deposits. Public deposit balances represented 22% of total deposits at September 30, 2024, 20% at June 30, 2024 and 20% at September 30, 2023.

Short-term borrowings were $55.0 million at September 30, 2024, compared to $202.0 million at June 30, 2024 and $70.0 million at September 30, 2023, as linked quarter deposit growth enabled the Company to pay down short-term borrowings, which have historically been utilized along with brokered deposits to manage the seasonality of public deposits.

Shareholders' equity was $500.3 million at September 30, 2024, compared to $467.7 million at June 30, 2024, and $408.7 million at September 30, 2023. The increase in shareholders' equity compared to the linked and year-ago period ends was primarily due to a reduction in accumulated other comprehensive loss, with net income through the first nine months of 2024 also contributing to the year-over-year increase. Shareholders' equity has been negatively impacted since 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the current high interest rate environment. The securities portfolio continues to generate cash flow and, given the high credit quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $31.22 at September 30, 2024, an increase of $2.11, or 7.2%, from $29.11 at June 30, 2024, and an increase of $5.81, or 22.9%, from $25.41 at September 30, 2023. Tangible common book value per share(1) was $27.28 at September 30, 2024, an increase of $2.11, or 8.4%, from $25.17 at June 30, 2024, and an increase of $6.59, or 31.9%, from $20.69 at September 30, 2023. The common equity to assets ratio was 7.85% at September 30, 2024, compared to 7.34% at June 30, 2024, and 6.37% at September 30, 2023. Tangible common equity to tangible assets(1), or the TCE ratio, was 6.93%, 6.41% and 5.25% at September 30, 2024, June 30, 2024, and September 30, 2023, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago period ends was the previously described changes in accumulated other comprehensive loss.

During the third quarter of 2024, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked and year-ago quarters.

The Company's regulatory capital ratios at September 30, 2024 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.98% compared to 8.61% and 8.20% at June 30, 2024, and September 30, 2023, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.28% compared to 10.03% and 9.26% at June 30, 2024, and September 30, 2023, respectively.
•
Tier 1 Capital Ratio was 10.62% compared to 10.36% and 9.58% at June 30, 2024, and September 30, 2023, respectively.
•
Total Risk-Based Capital Ratio was 12.95% compared to 12.65% and 11.91% at June 30, 2024, and September 30, 2023, respectively.

Credit Quality

Non-performing loans were $40.7 million, or 0.93% of total loans, at September 30, 2024, as compared to $25.2 million, or 0.57% of total loans, at June 30, 2024 and $9.5 million, or 0.21% of total loans, at September 30, 2023. Non-performing loans at September 30, 2024 largely related to two separate commercial loan relationships, one of which was placed on nonaccrual during the third quarter of 2024 and the other in the fourth quarter of 2023. Net charge-offs were $1.7 million, representing 0.15% of average loans on an annualized basis, for the current quarter, as compared to $1.1 million, or an annualized 0.10% of average loans, in the second quarter of 2024 and $1.6 million, or an annualized 0.14%, in the third quarter of 2023.

At September 30, 2024, the allowance for credit losses on loans to total loans ratio was 1.01%, compared to 0.99% at June 30, 2024 and 1.12% at September 30, 2023.

Provision for credit losses was $3.1 million in the current quarter, compared to $2.0 million in the linked quarter and $1.0 million in the prior year third quarter. Provision for credit losses on loans was $2.4 million in the current quarter, compared to $2.0 million in the second quarter of 2024 and $1.4 million in the third quarter of 2023. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a provision of $713 thousand in the third quarter of 2024, $43 thousand in the second quarter of 2024, and $426 thousand in the third quarter of 2023. The provision for credit losses for the third quarter of 2024 was driven by a combination of factors, including a slight increase in the national unemployment forecast and higher qualitative factors overall, partially offset by lower loan balances.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 110% at September 30, 2024, 174% at June 30, 2024, and 521% at September 30, 2023.

Subsequent Events

The Company is required, under U.S. generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2024, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2024, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on October 25, 2024 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company's website at www.FISI-Investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 514361. The webcast replay will be available on the Company's website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.2 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "anticipate," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of a pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024			2023
SELECTED BALANCE SHEET DATA:	September 30,	June 30,	March 31,	December 31,	September 30,
Cash and cash equivalents	$249,569	$146,347	$237,038	$124,442	$192,111
Investment securities:
Available for sale	886,816	871,635	923,761	887,730	854,215
Held-to-maturity, net	121,279	128,271	143,714	148,156	154,204
Total investment securities	1,008,095	999,906	1,067,475	1,035,886	1,008,419
Loans held for sale	2,495	2,099	504	1,370	1,873
Loans:
Commercial business	654,519	713,947	707,564	735,700	711,538
Commercial mortgage	2,105,641	2,085,870	2,045,056	2,005,319	1,985,279
Residential real estate loans	648,241	647,675	648,160	649,822	635,209
Residential real estate lines	76,203	75,510	75,668	77,367	76,722
Consumer indirect	874,651	894,596	920,428	948,831	982,137
Other consumer	43,734	43,870	45,170	45,100	40,281
Total loans	4,402,989	4,461,468	4,442,046	4,462,139	4,431,166
Allowance for credit losses – loans	44,678	43,952	43,075	51,082	49,630
Total loans, net	4,358,311	4,417,516	4,398,971	4,411,057	4,381,536
Total interest-earning assets	5,666,972	5,709,148	5,857,616	5,702,904	5,747,191
Goodwill and other intangible assets, net	60,867	60,979	72,287	72,504	72,725
Total assets	6,156,317	6,131,772	6,298,598	6,160,881	6,140,149
Deposits:
Noninterest-bearing demand	978,660	939,346	972,801	1,010,614	1,035,350
Interest-bearing demand	793,996	711,580	798,831	713,158	827,842
Savings and money market	2,027,181	2,007,256	2,064,539	2,084,444	1,943,794
Time deposits	1,506,764	1,475,139	1,560,586	1,404,696	1,508,987
Total deposits	5,306,601	5,133,321	5,396,757	5,212,912	5,315,973
Short-term borrowings	55,000	202,000	133,000	185,000	70,000
Long-term borrowings, net	124,765	124,687	124,610	124,532	124,454
Total interest-bearing liabilities	4,507,706	4,520,662	4,681,566	4,511,830	4,475,077
Shareholders’ equity	500,342	467,667	445,734	454,796	408,716
Common shareholders’ equity	483,050	450,375	428,442	437,504	391,424
Tangible common equity (1)	422,183	389,396	356,155	365,000	318,699
Accumulated other comprehensive loss	$(102,029)	$(125,774)	$(126,264)	$(119,941)	$(161,389)

Common shares outstanding	15,474	15,472	15,447	15,407	15,402
Treasury shares	625	627	653	692	698
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.98%	8.61%	8.03%	8.18%	8.20%
Common equity Tier 1 capital ratio	10.28%	10.03%	9.43%	9.43%	9.26%
Tier 1 capital ratio	10.62%	10.36%	9.76%	9.76%	9.58%
Total risk-based capital ratio	12.95%	12.65%	12.04%	12.13%	11.91%
Common equity to assets	7.85%	7.34%	6.80%	7.10%	6.37%
Tangible common equity to tangible assets (1)	6.93%	6.41%	5.72%	6.00%	5.25%

Common book value per share	$31.22	$29.11	$27.74	$28.40	$25.41
Tangible common book value per share (1)	$27.28	$25.17	$23.06	$23.69	$20.69

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2024			2023
	September 30,		Third	Second	First	Fourth	Third
SELECTED INCOME STATEMENT DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$235,112	$209,586	$77,911	$78,788	$78,413	$76,547	$74,700
Interest expense	113,156	83,757	37,230	37,595	38,331	36,661	33,023
Net interest income	121,956	125,829	40,681	41,193	40,082	39,886	41,677
(Benefit) provision for credit losses	(311)	8,410	3,104	2,041	(5,456)	5,271	966
Net interest income after (benefit) provision for credit losses	122,267	117,419	37,577	39,152	45,538	34,615	40,711
Noninterest income:
Service charges on deposits	3,159	3,457	1,103	979	1,077	1,168	1,207
Insurance income	2,141	5,093	3	4	2,134	1,615	1,678
Card interchange income	5,810	6,140	1,900	2,008	1,902	2,080	2,094
Investment advisory	8,158	8,286	2,797	2,779	2,582	2,669	2,544
Company owned life insurance	4,062	2,974	1,404	1,360	1,298	9,132	1,027
Investments in limited partnerships	1,545	1,111	400	803	342	672	391
Loan servicing	421	395	88	158	175	84	135
Income (loss) from derivative instruments, net	763	1,418	212	377	174	(68)	219
Net gain on sale of loans held for sale	432	349	220	124	88	217	115
Net loss on investment securities	-	-	-	-	-	(3,576)	-
Net gain (loss) on other assets	13,633	31	138	13,508	(13)	(37)	(1)
Net (loss) gain on tax credit investments	(139)	(45)	(170)	406	(375)	(207)	(333)
Other	4,370	3,667	1,345	1,508	1,517	1,619	1,410
Total noninterest income	44,355	32,876	9,440	24,014	10,901	15,368	10,486
Noninterest expense:
Salaries and employee benefits	48,967	54,047	15,879	15,748	17,340	17,842	18,160
Occupancy and equipment	10,570	11,059	3,370	3,448	3,752	3,739	3,791
Professional services	6,131	3,844	1,965	1,794	2,372	1,415	1,076
Computer and data processing	16,081	14,548	5,353	5,342	5,386	5,562	5,107
Supplies and postage	1,431	1,418	519	437	475	455	455
FDIC assessments	3,733	3,586	1,092	1,346	1,295	1,316	1,232
Advertising and promotions	1,108	1,556	371	440	297	370	744
Amortization of intangibles	443	689	112	114	217	221	225
Restructuring (recoveries) charges	-	(74)	-	-	-	188	(55)
Deposit-related charged-off items	19,987	978	410	398	19,179	223	188
Other	11,051	10,527	3,398	3,953	3,700	3,716	3,812
Total noninterest expense	119,502	102,178	32,469	33,020	54,013	35,047	34,735
Income before income taxes	47,120	48,117	14,548	30,146	2,426	14,936	16,462
Income tax expense	5,955	7,633	1,082	4,517	356	5,156	2,440
Net income	41,165	40,484	13,466	25,629	2,070	9,780	14,022
Preferred stock dividends	1,094	1,094	365	364	365	365	365
Net income available to common shareholders	$40,071	$39,390	$13,101	$25,265	$1,705	$9,415	$13,657
FINANCIAL RATIOS:
Earnings per share – basic	$2.60	$2.56	$0.85	$1.64	$0.11	$0.61	$0.89
Earnings per share – diluted	$2.57	$2.55	$0.84	$1.62	$0.11	$0.61	$0.88
Cash dividends declared on common stock	$0.90	$0.90	$0.30	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio	34.62%	35.16%	35.29%	18.29%	272.73%	49.18%	33.71%
Dividend yield (annualized)	4.72%	7.15%	4.69%	6.25%	6.41%	5.59%	7.07%
Return on average assets (annualized)	0.90%	0.90%	0.89%	1.68%	0.13%	0.63%	0.92%
Return on average equity (annualized)	11.88%	12.72%	11.08%	22.93%	1.83%	9.28%	12.96%
Return on average common equity (annualized)	12.02%	12.90%	11.18%	23.51%	1.57%	9.31%	13.15%
Return on average tangible common equity (annualized) (1)	14.09%	15.72%	12.87%	27.51%	1.88%	11.37%	15.98%
Efficiency ratio (2)	71.75%	64.25%	64.70%	50.58%	105.77%	59.48%	66.47%
Effective tax rate	12.6%	15.9%	7.4%	15.0%	14.7%	34.5%	14.8%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2024			2023
	September 30,		Third	Second	First	Fourth	Third
SELECTED AVERAGE BALANCES:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$113,656	$72,977	$49,476	$134,123	$158,075	$102,487	$62,673
Investment securities (1)	1,174,850	1,266,832	1,147,052	1,194,808	1,182,993	1,199,766	1,230,590
Loans:
Commercial business	700,178	697,728	673,830	704,272	722,720	702,222	712,224
Commercial mortgage	2,060,827	1,879,077	2,092,905	2,059,382	2,029,841	1,995,233	1,977,978
Residential real estate loans	648,286	603,268	647,844	648,099	648,921	640,955	621,074
Residential real estate lines	75,880	76,219	75,671	75,575	76,396	76,741	75,847
Consumer indirect	906,762	1,008,311	881,133	905,056	934,380	965,571	989,614
Other consumer	46,615	23,712	43,789	44,552	51,535	43,664	34,086
Total loans	4,438,548	4,288,315	4,415,172	4,436,936	4,463,793	4,424,386	4,410,823
Total interest-earning assets	5,727,054	5,628,124	5,611,700	5,765,867	5,804,861	5,726,639	5,704,086
Goodwill and other intangible assets, net	65,397	73,079	60,936	62,893	72,409	72,628	72,851
Total assets	6,132,110	5,991,075	6,018,390	6,153,429	6,225,760	6,127,171	6,073,653
Interest-bearing liabilities:
Interest-bearing demand	727,179	831,345	691,412	741,006	749,512	780,546	766,636
Savings and money market	2,018,881	1,691,783	1,938,935	2,036,772	2,081,815	2,048,822	1,749,202
Time deposits	1,500,238	1,484,919	1,515,745	1,505,665	1,479,133	1,455,867	1,564,035
Short-term borrowings	149,588	221,392	129,130	140,110	179,747	84,587	222,871
Long-term borrowings, net	124,640	121,033	124,717	124,640	124,562	124,484	124,407
Total interest-bearing liabilities	4,520,526	4,350,472	4,399,939	4,548,193	4,614,769	4,494,306	4,427,151
Noninterest-bearing demand deposits	955,428	1,038,798	952,970	950,819	962,522	1,006,465	1,022,423
Total deposits	5,201,726	5,046,845	5,099,062	5,234,262	5,272,982	5,291,700	5,102,296
Total liabilities	5,669,430	5,565,583	5,535,112	5,703,929	5,770,725	5,708,842	5,644,488
Shareholders’ equity	462,680	425,492	483,278	449,500	455,035	418,329	429,165
Common equity	445,388	408,200	465,986	432,208	437,743	401,037	411,873
Tangible common equity (2)	379,991	335,121	405,050	369,315	365,334	328,409	339,022
Common shares outstanding:
Basic	15,437	15,371	15,464	15,444	15,403	15,393	15,391
Diluted	15,582	15,443	15,636	15,556	15,543	15,511	15,462
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.14%	1.89%	2.14%	2.17%	2.09%	2.03%	1.88%
Loans	6.39%	5.90%	6.42%	6.40%	6.33%	6.21%	6.15%
Total interest-earning assets	5.49%	4.98%	5.53%	5.50%	5.43%	5.32%	5.21%
Interest-bearing demand	1.12%	0.75%	1.05%	1.18%	1.11%	1.26%	0.83%
Savings and money market	3.05%	2.05%	3.07%	3.01%	3.08%	3.01%	2.51%
Time deposits	4.71%	3.78%	4.72%	4.72%	4.68%	4.57%	4.20%
Short-term borrowings	2.99%	3.98%	2.64%	2.75%	3.42%	1.38%	3.98%
Long-term borrowings, net	5.02%	5.06%	5.03%	5.02%	5.02%	5.05%	5.05%
Total interest-bearing liabilities	3.34%	2.57%	3.37%	3.32%	3.34%	3.24%	2.96%
Net interest rate spread	2.15%	2.41%	2.16%	2.18%	2.09%	2.08%	2.25%
Net interest margin	2.85%	2.99%	2.89%	2.87%	2.78%	2.78%	2.91%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2024			2023
	September 30,		Third	Second	First	Fourth	Third
ASSET QUALITY DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$51,082	$45,413	$43,952	$43,075	$51,082	$49,630	$49,836
Net loan charge-offs (recoveries):
Commercial business	(33)	(59)	(3)	7	(37)	(50)	32
Commercial mortgage	6	(958)	10	(3)	(1)	993	(972)
Residential real estate loans	99	67	(1)	96	4	22	(4)
Residential real estate lines	-	41	-	-	-	-	-
Consumer indirect	5,370	4,421	1,553	844	2,973	3,174	2,283
Other consumer	466	811	106	178	182	82	259
Total net charge-offs (recoveries)	5,908	4,323	1,665	1,122	3,121	4,221	1,598
(Benefit) provision for credit losses – loans	(496)	8,540	2,391	1,999	(4,886)	5,673	1,392
Ending balance	$44,678	$49,630	$44,678	$43,952	$43,075	$51,082	$49,630

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.01%	-0.01%	0.00%	0.00%	-0.02%	-0.03%	0.02%
Commercial mortgage	0.00%	-0.07%	0.00%	0.00%	0.00%	0.20%	-0.19%
Residential real estate loans	0.02%	0.01%	0.00%	0.06%	0.00%	0.01%	0.00%
Residential real estate lines	0.00%	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer indirect	0.79%	0.59%	0.70%	0.38%	1.28%	1.30%	0.92%
Other consumer	1.33%	4.57%	0.95%	1.62%	1.41%	0.75%	3.00%
Total loans	0.18%	0.13%	0.15%	0.10%	0.28%	0.38%	0.14%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,752	$254	$5,752	$5,680	$5,956	$5,664	$254
Commercial mortgage	25,620	686	25,620	10,452	10,826	10,563	686
Residential real estate loans	5,790	4,992	5,790	5,961	6,797	6,364	4,992
Residential real estate lines	232	201	232	183	235	221	201
Consumer indirect	3,291	3,382	3,291	2,897	2,880	3,814	3,382
Other consumer	57	6	57	36	36	34	6
Total non-performing loans	40,742	9,521	40,742	25,209	26,730	26,660	9,521
Foreclosed assets	109	162	109	63	140	142	162
Total non-performing assets	$40,851	$9,683	$40,851	$25,272	$26,870	$26,802	$9,683

Total non-performing loans to total loans	0.93%	0.21%	0.93%	0.57%	0.60%	0.60%	0.21%
Total non-performing assets to total assets	0.66%	0.16%	0.66%	0.41%	0.43%	0.44%	0.16%
Allowance for credit losses – loans to total loans	1.01%	1.12%	1.01%	0.99%	0.97%	1.14%	1.12%
Allowance for credit losses – loans to non-performing loans	110%	521%	110%	174%	161%	192%	521%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2024			2023
	September 30,		Third	Second	First	Fourth	Third
	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,156,317	$6,131,772	$6,298,598	$6,160,881	$6,140,149
Less: Goodwill and other intangible assets, net			60,867	60,979	72,287	72,504	72,725
Tangible assets			$6,095,450	$6,070,793	$6,226,311	$6,088,377	$6,067,424

Ending tangible common equity:
Common shareholders’ equity			$483,050	$450,375	$428,442	$437,504	$391,424
Less: Goodwill and other intangible assets, net			60,867	60,979	72,287	72,504	72,725
Tangible common equity			$422,183	$389,396	$356,155	$365,000	$318,699

Tangible common equity to tangible assets (1)			6.93%	6.41%	5.72%	6.00%	5.25%

Common shares outstanding			15,474	15,472	15,447	15,407	15,402
Tangible common book value per share (2)			$27.28	$25.17	$23.06	$23.69	$20.69

Average tangible assets:
Average assets	$6,132,110	$5,991,075	$6,018,390	$6,153,429	$6,225,760	$6,127,171	$6,073,653
Less: Average goodwill and other intangible assets, net	65,397	73,079	60,936	62,893	72,409	72,628	72,851
Average tangible assets	$6,066,713	$5,917,996	$5,957,454	$6,090,536	$6,153,351	$6,054,543	$6,000,802

Average tangible common equity:
Average common equity	$445,388	$408,200	$465,986	$432,208	$437,743	$401,037	$411,873
Less: Average goodwill and other intangible assets, net	65,397	73,079	60,936	62,893	72,409	72,628	72,851
Average tangible common equity	$379,991	$335,121	$405,050	$369,315	$365,334	$328,409	$339,022

Net income available to common shareholders	$40,071	$39,390	$13,101	$25,265	$1,705	$9,415	$13,657
Return on average tangible common equity (3)	14.09%	15.72%	12.87%	27.51%	1.88%	11.37%	15.98%

Pre-tax pre-provision income:
Net income	$41,165	$40,484	$13,466	$25,629	$2,070	$9,780	$14,022
Add: Income tax expense	5,955	7,633	1,082	4,517	356	5,156	2,440
Add: (Benefit) provision for credit losses	(311)	8,410	3,104	2,041	(5,456)	5,271	966
Pre-tax pre-provision (loss) income	$46,809	$56,527	$17,652	$32,187	$(3,030)	$20,207	$17,428

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.